UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   Rapidtron, Inc.
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                Nevada                000-32673             88-0455472
----------------------------------  ----------------  --------------------------
     (State or other jurisdiction    (Commission          (IRS Employer
          of incorporation           File Number)       Identification No.)


       3151 Airway Avenue, Suite Q, Costa Mesa, California          92626-4627
    ---------------------------------------------------------     --------------
             (Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code     949-759-9400
                                                          -------------------


                    Legal Services Agreement, dated August 5, 2003
     ----------------------------------------------------------------------
                               (Full Title of the Plan)

                                    Steve Meineke
                 3151 Airway Avenue, Suite Q, Costa Mesa, California
                                     949-759-9400
              (Name, Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Agent for Service)

                                    Copy to:
                                 RAYMOND A. LEE
                                LEE & GODDARD LLP
                       18500 VON KARMAN AVENUE, SUITE 400
                                IRVINE, CA 92612
                                 (949) 253-0500

                        CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO   AMOUNT TO BE    PROPOSED MAXIMUM     PROPOSED MAXIMUM
   BE REGISTERED          REGISTERED    OFFERING PRICE PER   AGGREGATE OFFERING
                            SHARE             PRICE

Common Stock            37,815 shares        $ 1.19              $ 44,999.85

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participant of the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     The documents incorporated by reference in Item 3 of Part II hereof are available without charge, upon written or oral request by the participant of the Plan. Such documents are incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to the participant of the Plan pursuant to Rule 428(b) of the Securities Act are also available without charge, upon written or oral request. Any such requests should be directed to our Secretary, 3151 Airway Avenue, Suite Q, Costa Mesa, California, telephone number 949-759-9400.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents filed by us with the Commission are incorporated herein by reference:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 15, 2003.

     (b) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 19, 2003.

     (c) Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 19, 2003.

     (d)  Our  Current  Report  on  Form  8-K, the filed with the Securities and
Exchange  Commission  on  May  19,  2003.

     (e) Our Amended Current Report on Form 8-K/A, the filed with the Securities and Exchange Commission on June 5, 2003.

     (f) All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year ended December 31, 2002.

     All documents we filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement


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contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Limitation  of  Liability  and  Indemnification

     Our Articles of Incorporation and Bylaws limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions in bad faith or which involve intentional misconduct, fraud or a knowing violation of law.

     Nevada Revised Statutes ("NRS") 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Further, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Further, NRS 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Further, NRS 78.7502 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding


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for  which  indemnification  is  permissible as referenced in NRS 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Our employment agreements with our executive officers and directors contain indemnification obligations pursuant to which we have agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Nevada Revised Statutes, our Articles of Incorporation, our By-Laws or any of our indemnification agreements with our directors or officers, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM  8.  EXHIBITS

EXHIBIT  NO.   DESCRIPTION
-----------    -----------

     5.1 Opinion of Lee & Goddard LLP regarding the legality of the Common Stock being registered.

     23.1 Consent of Squar, Milner, Reehl & Williamson, LLP to the use of its report dated May 16, 2003, included as an exhibit to our Amended Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on June 5, 2003, regarding financial statements for the fiscal year ended December 31, 2002.

     23.2 Consent of Kushner, Smith, Joanou & Gregson, LLP to the use of its report dated November 25, 2002, included as an exhibit to our Amended Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on June 5, 2003.

     23.3 Consent of Beckstead and Watts, LLP to the use of its report dated February 28, 2003, included as an exhibit to our Form
               10-KSB, filed with the Securities and Exchange Commission on April 15, 2003.

     23.4      Consent  of  Lee  &  Goddard  LLP  (included  in  Exhibit  5.1).


ITEM  9.  UNDERTAKINGS

     (a)    The  undersigned  Registrant  hereby  undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                   (i) Include any prospectus required by section 10(a)(3) of the Securities Act;


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
                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) Include any additional or changed material information on the plan of distribution.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 25th day of August, 2003.


          RAPIDTRON, INC., a Nevada corporation


          By:     /s/  John  Creel
             ----------------------------------
             John  Creel,  President  and
             Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE

/s/ John Creel               President, Chief Executive Officer and Director
-----------------
John Ceel

/s/ Steve Meineke            Treasurer, Secretary, Principal Accounting Officer
-----------------            and Director
Steve Meineke


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